                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO._____)(1)

                           Psychiatric Solutions, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                   74439H 10 8
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                February 4, 2003
        ----------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the Rule pursuant to which this
     Schedule is filed:

     / /      Rule 13d-1(b)
     /X/      Rule 13d-1(c)
     / /      Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

Cusip No. 74439H 10 8                  13G                    Page 2 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Salix Ventures II, L.P.
     62-1815941

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

Number of Shares            (5) Sole Voting Power              694,366 shares of Common Stock
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            Not applicable
With:
                            (7) Sole Dispositive Power         694,366 shares of Common Stock

                            (8) Shared Dispositive Power       Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     694,366 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     8.2%

12.  Type of Reporting Person*

     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                    Page 3 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Salix Affiliates II, L.P.
     06-1596864

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

Number of Shares            (5) Sole Voting Power              32,906 shares of Common Stock
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            Not applicable
With:
                            (7) Sole Dispositive Power         32,906 shares of Common Stock

                            (8) Shared Dispositive Power       Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     32,906 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     0.4%

12.  Type of Reporting Person*

     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                    Page 4 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Salix Partners II
     62-1815944

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Tennessee

Number of Shares            (5) Sole Voting Power              Not applicable
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            727,272 shares of Common Stock
With:
                            (7) Sole Dispositive Power         Not applicable

                            (8) Shared Dispositive Power       727,272 shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     727,272 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     8.6%

12.  Type of Reporting Person*

     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                    Page 5 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Salix Donovan, LLC
     62-1815942

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

Number of Shares            (5) Sole Voting Power              Not applicable
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            727,272 shares of Common Stock
With:
                            (7) Sole Dispositive Power         Not applicable

                            (8) Shared Dispositive Power       727,272 shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     727,272 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     8.6%

12.  Type of Reporting Person*

     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                    Page 6 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Salix Ivy, LLC
     01-0562567

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

Number of Shares            (5)  Sole Voting Power             Not applicable
Beneficially Owned by
Each Reporting Person       (6)  Shared Voting Power           727,272 shares of Common Stock
With:
                            (7)  Sole Dispositive Power        Not applicable

                            (8)  Shared Dispositive Power      727,272 shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     727,272 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     8.6%

12.  Type of Reporting Person*

     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                    Page 7 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Salix Pou, LLC
     61-1409110

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

Number of Shares            (5) Sole Voting Power              Not applicable
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            727,272 shares of Common Stock
With:
                            (7) Sole Dispositive Power         Not applicable

                            (8) Shared Dispositive Power       727,272 shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     727,272 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     8.6%

12.  Type of Reporting Person*

     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                    Page 8 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Salix Management Corp.
     62-1719278

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

Number of Shares            (5) Sole Voting Power              Not applicable
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            727,272 shares of Common Stock
With:
                            (7) Sole Dispositive Power         Not applicable

                            (8) Shared Dispositive Power       727,272 shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     727,272 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     8.6%

12.  Type of Reporting Person*

     CO

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                    Page 9 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     David Ward

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     United States

Number of Shares            (5) Sole Voting Power              Not applicable
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            727,272 shares of Common Stock
With:
                            (7) Sole Dispositive Power         Not applicable

                            (8) Shared Dispositive Power       727,272 shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     727,272 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     8.6%

12.  Type of Reporting Person*

     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                   Page 10 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Christopher Grant, Jr.

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     United States

Number of Shares            (5) Sole Voting Power              1,200 shares of Common Stock
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            934,303 shares of Common Stock
With:
                            (7) Sole Dispositive Power         1,200 shares of Common Stock

                            (8) Shared Dispositive Power       934,303 shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     935,503 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     11.0%

12.  Type of Reporting Person*

     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                   Page 11 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Martin R. Felsenthal

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     United States

Number of Shares            (5) Sole Voting Power              Not applicable
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            727,272 shares of Common Stock
With:
                            (7) Sole Dispositive Power         Not applicable

                            (8) Shared Dispositive Power       727,272 shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     727,272 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     8.6%

12.  Type of Reporting Person*

     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                   Page 12 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     CGJR II, L.P.
     62-1622325

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

Number of Shares            (5) Sole Voting Power              57,424 shares of Common Stock
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            Not applicable
With:
                            (7) Sole Dispositive Power         57,424 shares of Common Stock

                            (8) Shared Dispositive Power       Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     57,424 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     0.7%

12.  Type of Reporting Person*

     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                   Page 13 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     CGJR/MF III, L.P.
     62-1622326

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

Number of Shares            (5) Sole Voting Power              32,362 shares of Common Stock
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            Not applicable
With:
                            (7) Sole Dispositive Power         32,362 shares of Common Stock

                            (8) Shared Dispositive Power       Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     32,362 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     0.4%

12.  Type of Reporting Person*

     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                   Page 14 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     CGJR Health Care Services Private Equities, L.P.
     62-1600950

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

Number of Shares            (5) Sole Voting Power              117,245 shares of Common Stock
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            Not applicable
With:
                            (7) Sole Dispositive Power         117,245 shares of Common Stock

                            (8) Shared Dispositive Power       Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     117,245 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     1.5%

12.  Type of Reporting Person*

     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                   Page 15 of 24 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     CGJR Capital Management, Inc.
     62-1600948

2.   Check the Appropriate Box if a Member of a Group*

     (a)    / /

     (b)    /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Tennessee

Number of Shares            (5) Sole Voting Power              Not applicable
Beneficially Owned by
Each Reporting Person       (6) Shared Voting Power            207,031 shares of Common Stock
With:
                            (7) Sole Dispositive Power         Not applicable

                            (8) Shared Dispositive Power       207,031 shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     207,031 shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

11.  Percent of Class Represented by Amount in Row (9)

     2.7%

12.  Type of Reporting Person*

     CO

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74439H 10 8                  13G                   Page 16 of 24 pages

                                  Schedule 13G
                                Amendment No. __*
                          Common Stock Par Value $0.01
                              CUSIP No. 74439H 10 8

ITEM 1(a)     NAME OF ISSUER:
              Psychiatric Solutions, Inc.

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              113 Seaboard Lane, Suite C-100
              Franklin, Tennessee 37067

ITEM 2(a)     NAME OF PERSON FILING:

        Salix Ventures II, L.P.
        Salix Affiliates II, L.P.
        Salix Partners II
        Salix Donovan, LLC
        Salix Ivy, LLC
        Salix Pou, LLC
        Salix Management Corp.
        David Ward
        Christopher Grant, Jr.
        Martin R. Felsenthal
        CGJR II, L.P.
        CGJR/MF III, L.P.
        CGJR Health Care Services Private Equities, L.P.
        CGJR Capital Management, Inc.

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        c/o Salix Management Corp.
        30 Burton Hills Blvd., Suite 370
        Nashville, Tennessee  37215

ITEM 2(c)     CITIZENSHIP:

        Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

        Common Stock, par value $0.01 per share

ITEM 2(e)     CUSIP NUMBER: 74439H 10 8

ITEM 3        Not applicable

ITEM 4        OWNERSHIP.

        On January 6, 2003, Salix Ventures II, L.P. ("Salix Ventures") and Salix Affiliates II, L.P. ("Salix Affiliates" and together with Salix Ventures, the "Salix Entities") entered into a stock purchase agreement

Cusip No. 74439H 10 8                  13G                   Page 17 of 24 pages

with the Issuer and other investors in connection with a private placement of shares of Series A convertible preferred stock by the Issuer. Pursuant to such agreement, the Salix Entities have agreed to purchase an aggregate of 727,272 shares of the Issuer's Series A convertible preferred stock. Each share of Series A convertible preferred stock is initially convertible into one share of common stock, subject to further adjustment. The closings of the transactions contemplated by the stock purchase agreement have not yet occurred, but the Issuer received stockholder approval of such transactions on February 4, 2003. This Statement on Schedule 13G is being filed assuming that the pending unconsummated transactions described herein will be consummated.

        The approximate percentages of shares of common stock reported as beneficially owned by the Reporting Persons is based upon 7,738,641 shares of common stock outstanding as of January 3, 2003, as reported by the Issuer to the Reporting Persons, plus shares issuable upon conversion of preferred stock or exercise of options to acquire common stock as described in the following three sentences. Amounts shown as beneficially owned by each of Salix Ventures, Salix Partners II ("Salix Partners"), Salix Donovan, LLC ("Salix Donovan"), Salix Ivy, LLC ("Salix Ivy"), Salix Pou, LLC ("Salix Pou"), Salix Management Corp. ("Salix Management"), David Ward, Christopher Grant, Jr. and Martin R. Felsenthal include the 694,366 shares of common stock into which the shares of Series A convertible preferred stock to be purchased by Salix Ventures pursuant to the stock purchase agreement may be converted. Amounts shown as beneficially owned by each of Salix Affiliates, Salix Partners, Salix Donovan, Salix Ivy, Salix Pou, Salix Management, David Ward, Christopher Grant, Jr. and Martin R. Felsenthal include the 32,906 shares of common stock into which the shares of Series A convertible preferred stock to be purchased by Salix Affiliates pursuant to the stock purchase agreement may be converted. Amounts shown as beneficially owned by Christopher Grant, Jr. include currently exercisable options to purchase 1,200 shares of common stock held by Mr. Grant.

        By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of common stock or securities convertible into or exercisable for common stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

        Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Cusip No. 74439H 10 8                  13G                   Page 18 of 24 pages

        Not applicable

ITEM 9        NOTICE OF DISSOLUTION OF GROUP.

        Not applicable

ITEM 10       CERTIFICATIONS.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Cusip No. 74439H 10 8                  13G                   Page 19 of 24 pages

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


SIGNATURE:

        Dated: February 5, 2003

        Entities:

Salix Ventures II, L.P.
Salix Affiliates II, L.P.
Salix Partners II
Salix Donovan, LLC
Salix Ivy, LLC
Salix Pou, LLC
Salix Management Corp.
CGJR II, L.P.
CGJR/MF III, L.P.
CGJR Health Care Services Private Equities, L.P.
CGJR Capital Management, Inc.


                                             By:  /s/ David Ward
                                                  ------------------------------
                                                       David Ward, as
                                                       General Partner,
                                                       Manager or as
                                                       Attorney-in-fact for the
                                                       above-listed entities


Individuals:

David Ward
Christopher Grant, Jr.
Martin R. Felsenthal

                                             By:  /s/ David Ward
                                                  ------------------------------
                                                       David Ward,
                                                       Individually and as
                                                       Attorney-in-fact for the
                                                       above-listed individuals

Cusip No. 74439H 10 8                  13G                   Page 20 of 24 pages

                                INDEX TO EXHIBITS

                                                                            Page
                                                                            ----
EXHIBIT A                  Agreement of Reporting Persons                     21

EXHIBIT B                  Power of Attorney                                  22